Exhibit 2


                            ASSET PURCHASE AGREEMENT

                                      AMONG

                         NATIONAL RESEARCH CORPORATION,

                        HEALTHCARE RESEARCH SYSTEMS, LTD.

                                       AND

                THE MEMBERS OF HEALTHCARE RESEARCH SYSTEMS, LTD.


                            DATED AS OF JUNE 11, 1998

                            ASSET PURCHASE AGREEMENT
                                TABLE OF CONTENTS


   1.     PURCHASE AND SALE OF ASSETS  . . . . . . . . . . . . . . . . .    1
          1.1.  Assets to be Transferred . . . . . . . . . . . . . . . .    1
          1.2.  Excluded Assets  . . . . . . . . . . . . . . . . . . . .    3
          1.3.  Nonassignable Contracts and Rights . . . . . . . . . . .    3

   2.     ASSUMPTION OF CERTAIN SPECIFIC LIABILITIES . . . . . . . . . .    4
          2.1.  Certain Specific Liabilities to be Assumed . . . . . . .    4
          2.2.  Liabilities Not to be Assumed  . . . . . . . . . . . . .    5

   3.     PURCHASE PRICE - PAYMENT . . . . . . . . . . . . . . . . . . .    6
          3.1.  Purchase Price . . . . . . . . . . . . . . . . . . . . .    6
          3.2.  Payment of Purchase Price  . . . . . . . . . . . . . . .    7
          3.3.  Determination of Fixed Purchase Price  . . . . . . . . .    7
          3.4.  Prorations . . . . . . . . . . . . . . . . . . . . . . .   10
          3.5.  Allocation of Purchase Price . . . . . . . . . . . . . .   10
          3.6.  Additional Payments  . . . . . . . . . . . . . . . . . .   10

   4.     REPRESENTATIONS AND WARRANTIES OF COMPANY AND STRASSER . . . .   12
          4.1.  Company  . . . . . . . . . . . . . . . . . . . . . . . .   12
          4.2.  Authority  . . . . . . . . . . . . . . . . . . . . . . .   13
          4.3.  No Violation . . . . . . . . . . . . . . . . . . . . . .   13
          4.4.  Financial Statements . . . . . . . . . . . . . . . . . .   13
          4.5.  Tax Matters  . . . . . . . . . . . . . . . . . . . . . .   14
          4.6.  Inventory  . . . . . . . . . . . . . . . . . . . . . . .   14
          4.7.  Absence of Certain Material Changes  . . . . . . . . . .   14
          4.8.  Absence of Undisclosed Liabilities . . . . . . . . . . .   16
          4.9.  No Litigation  . . . . . . . . . . . . . . . . . . . . .   16
          4.10. Compliance With Laws and Orders  . . . . . . . . . . . .   16
          4.11. Title to and Condition of Properties . . . . . . . . . .   17
          4.12. Insurance  . . . . . . . . . . . . . . . . . . . . . . .   18
          4.13. Contracts and Commitments  . . . . . . . . . . . . . . .   19
          4.14. Employee Benefit Plans . . . . . . . . . . . . . . . . .   20
          4.15. Trade Rights . . . . . . . . . . . . . . . . . . . . . .   22
          4.16. Major Customers and Suppliers  . . . . . . . . . . . . .   23
          4.17. Warranty . . . . . . . . . . . . . . . . . . . . . . . .   23
          4.18. Affiliates' Relationships to Company . . . . . . . . . .   23
          4.19. Accounts Receivable; Costs in Excess of Billings . . . .   23
          4.20. Labor Matters  . . . . . . . . . . . . . . . . . . . . .   24
          4.21. Member List  . . . . . . . . . . . . . . . . . . . . . .   24
          4.22. Employment Compensation  . . . . . . . . . . . . . . . .   24
          4.23. No Brokers or Finders  . . . . . . . . . . . . . . . . .   24
          4.24. Disclosure . . . . . . . . . . . . . . . . . . . . . . .   24
          4.25. Data Merger  . . . . . . . . . . . . . . . . . . . . . .   25

   5.     REPRESENTATIONS AND WARRANTIES OF BUYER  . . . . . . . . . . .   25
          5.1.  Corporate  . . . . . . . . . . . . . . . . . . . . . . .   25
          5.2.  Authority  . . . . . . . . . . . . . . . . . . . . . . .   25
          5.3.  No Violation . . . . . . . . . . . . . . . . . . . . . .   25
          5.4.  No Brokers or Finders  . . . . . . . . . . . . . . . . .   26
          5.5.  Disclosure . . . . . . . . . . . . . . . . . . . . . . .   26
          5.6.  SEC Reports  . . . . . . . . . . . . . . . . . . . . . .   26

   6.     RELATED MATTERS  . . . . . . . . . . . . . . . . . . . . . . .   26
          6.1.  Noncompetition; Confidentiality  . . . . . . . . . . . .   26
          6.2.  Employment and Noncompetition Agreements . . . . . . . .   28
          6.3.  Use of Name  . . . . . . . . . . . . . . . . . . . . . .   28
          6.4.  Access to Information and Records  . . . . . . . . . . .   28
          6.5.  Change of Name . . . . . . . . . . . . . . . . . . . . .   29
          6.6.  Employees  . . . . . . . . . . . . . . . . . . . . . . .   29
          6.7.  No Dissolution of Company  . . . . . . . . . . . . . . .   30
          6.8.  Further Actions  . . . . . . . . . . . . . . . . . . . .   30
          6.9.  Accounts Receivable; Costs in Excess of Billings . . . .   30

   7.     CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS  . . . . . . . . .   31
          7.1.  Representations and Warranties True on the Closing
               Date  . . . . . . . . . . . . . . . . . . . . . . . . . .   31
          7.2.  Compliance With Agreement  . . . . . . . . . . . . . . .   31
          7.3.  Absence of Litigation  . . . . . . . . . . . . . . . . .   31
          7.4.  Consents and Approvals . . . . . . . . . . . . . . . . .   31
          7.5.  Due Diligence Investigation; No Material Adverse
               Change  . . . . . . . . . . . . . . . . . . . . . . . . .   32
          7.6.  General Release  . . . . . . . . . . . . . . . . . . . .   32

   8.     CONDITIONS PRECEDENT TO COMPANY'S OBLIGATIONS  . . . . . . . .   32
          8.1.  Representations and Warranties True on the Closing
               Date  . . . . . . . . . . . . . . . . . . . . . . . . . .   32
          8.2.  Compliance With Agreement  . . . . . . . . . . . . . . .   32
          8.3.  Absence of Litigation  . . . . . . . . . . . . . . . . .   32

   9.     INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . .   32
          9.1.  By Company and Strasser  . . . . . . . . . . . . . . . .   32
          9.2.  By Buyer . . . . . . . . . . . . . . . . . . . . . . . .   33
          9.3.  Indemnification of Third-Party Claims  . . . . . . . . .   33
          9.4.  Payment  . . . . . . . . . . . . . . . . . . . . . . . .   34
          9.5.  Limitations on Indemnification . . . . . . . . . . . . .   35
          9.6.  Exclusive Remedy . . . . . . . . . . . . . . . . . . . .   36

   10.    CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . .   36
          10.1.  Documents to be Delivered by Company and Members  . . .   37
          10.2.  Documents to be Delivered by Buyer  . . . . . . . . . .   38

   11.    RESOLUTION OF DISPUTES . . . . . . . . . . . . . . . . . . . .   38
          11.1.  Arbitration . . . . . . . . . . . . . . . . . . . . . .   39
          11.2.  Arbitrators . . . . . . . . . . . . . . . . . . . . . .   39
          11.3.  Procedures; No Appeal . . . . . . . . . . . . . . . . .   39
          11.4.  Authority . . . . . . . . . . . . . . . . . . . . . . .   39
          11.5.  Entry of Judgment . . . . . . . . . . . . . . . . . . .   39
          11.6.  Confidentiality . . . . . . . . . . . . . . . . . . . .   39
          11.7.  Continued Performance . . . . . . . . . . . . . . . . .   39
          11.8.  Tolling . . . . . . . . . . . . . . . . . . . . . . . .   40

   12.    MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . .   40
          12.1.  Disclosure Schedule . . . . . . . . . . . . . . . . . .   40
          12.2.  Further Assurance . . . . . . . . . . . . . . . . . . .   40
          12.3.  Disclosures and Announcements . . . . . . . . . . . . .   40
          12.4.  Assignment; Parties in Interest . . . . . . . . . . . .   40
          12.5.  Law Governing Agreement . . . . . . . . . . . . . . . .   41
          12.6.  Amendment and Modification  . . . . . . . . . . . . . .   41
          12.7.  Notice  . . . . . . . . . . . . . . . . . . . . . . . .   41
          12.8.  Expenses  . . . . . . . . . . . . . . . . . . . . . . .   42
          12.9.  Entire Agreement  . . . . . . . . . . . . . . . . . . .   43
          12.10. Counterparts  . . . . . . . . . . . . . . . . . . . . .   43
          12.11. Headings  . . . . . . . . . . . . . . . . . . . . . . .   43

                            ASSET PURCHASE AGREEMENT


               ASSET PURCHASE AGREEMENT ("Agreement"), dated as of June 11, 1998, by and among National Research Corporation, a Wisconsin corporation ("Buyer"), Healthcare Research Systems, Ltd., an Ohio limited liability company ("Company"), and all the members of Company (individually "Member" and together "Members").

                              W I T N E S S E T H:

               WHEREAS, Company is engaged in the design, production, marketing, distribution and sale of survey-based performance measurement, analysis and tracking services and products for the healthcare industry (the "Business").

               WHEREAS, Buyer desires to purchase from Company, Company desires to sell to Buyer, and Members desire to cause Company to sell to Buyer, the Business and substantially all the property and assets of Company.

               NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

   1.     PURCHASE AND SALE OF ASSETS

          1.1. Assets to be Transferred. Subject to the terms and conditions of this Agreement, on the Closing Date (as hereinafter defined), Company shall, and Members shall cause Company to, sell, transfer, convey, assign and deliver to Buyer (or upon Buyer's request, to one or more wholly owned subsidiaries of Buyer as designated by Buyer), and Buyer shall purchase and accept, all of the business, rights, claims and assets (of every kind, nature, character and description, whether personal, tangible or intangible, accrued, contingent or otherwise, and wherever situated) of Company, together with all rights and privileges associated with such assets and with the Business, other than the Excluded Assets (as hereinafter defined) (collectively, the "Purchased Assets"). The Purchased Assets shall include, but not be limited to, the following:

               1.1.(a) Leased Real Property. All of the leases of real property with respect to real property leased by Company, including the leases (the "Real Property Leases") described on Schedule 1.1.(a) with respect to the real property described thereon (the "Leased Real Property").

               1.1.(b) Personal Property. All equipment, apparatus, tools, kits, supplies, spare parts, furniture, removable fixtures and all other personal property not included in inventory (other than personal property leased pursuant to Personal Property Leases, as hereinafter defined), including, without limitation, all tangible assets of Company, which are described on Schedule 1.1.(b).

               1.1.(c) Personal Property Leases. All leases of machinery, equipment, furniture and other personal property leased by Company (the "Personal Property Leases") and described in Schedule 1.1.(c).

               1.1.(d) Trade Rights. All Company's interest in any Trade Rights. As used herein, the term "Trade Rights" shall mean and include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names, and brand names; (ii) all copyrights and all other rights associated therewith and the underlying works of authorship; (iii) all patents and all proprietary rights associated therewith; (iv) all contracts or agreements granting any right, title, license or privilege under the intellectual property rights of any third party; (v) all inventions, mask works and mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and noncompetition and all other types of intellectual property; and (vi) all common law rights therein, all registrations, renewals, reissues, extensions, applications and continuing applications therefor, all goodwill associated with any of the foregoing, and all claims for infringement or breach thereof.

               1.1.(e) Contracts. All Company's rights in, to and under all contracts, purchase orders and sales orders (hereinafter "Contracts") of Company described in Schedules 1.1.(a), 1.1.(c) and 2.1.(a).

               1.1.(f) Computer Software and Hardware. All computer databases, questionnaire instruments, scoring algorithms, reporting formats, source codes, programs and other computer software and hardware, including all machine readable code, printed listings of code, documentation and related property and information of Company.

               1.1.(g) Literature. All sales literature, promotional literature, catalogs and similar materials of Company.

               1.1.(h) Records and Files. All records and files of Company of every kind including, without limitation, invoices, customer and vendor lists, blueprints, specifications, designs, drawings, operating and marketing plans, accounting records, business records, operating data, and all other documents, tapes, discs, programs or other embodiments of information of Company.

               1.1.(i) Inventory. All inventories of supplies (including all such in transit) on the Closing Date (collectively, "Inventory").

               1.1.(j) Notes and Accounts Receivable. All notes, drafts and accounts receivable of Company, except for those described in
          Section 1.2.(d) hereof.

               1.1.(k) Licenses, Permits and Registrations. All licenses, permits, registrations, certifications and approvals of Company to the extent transferable.

               1.1.(l) Business Name. The name "Healthcare Research Systems" or the letters "HRS" and derivatives therefrom and names similar thereto, and all rights to use or allow others to use such names.

               1.1.(m) General Intangibles. All prepaid expenses and items, all causes of action, claims, demands and rights against third parties arising out of occurrences after the Closing, and other intangible rights and assets, including all goodwill associated with the Business and the Purchased Assets.

          1.2. Excluded Assets. The provisions of Section 1.1 notwithstanding, Company shall not sell, transfer, assign, convey or deliver to Buyer, and Buyer will not purchase or accept, the following assets of Company (collectively, the "Excluded Assets"):

               1.2.(a) Cash and Cash Equivalents. All cash and cash equivalents, other than petty cash balances at Company's places of business.

               1.2.(b) Consideration. The consideration delivered by Buyer to Company pursuant to this Agreement.

               1.2.(c) Tax Credits and Records. Federal, state and local income and franchise tax credits and tax refund claims and associated returns and records. Buyer shall have reasonable access to such returns and records and may make excerpts therefrom and copies thereof.

               1.2.(d) Obligations of Affiliates. Notes, drafts, accounts receivable or other obligations for the payment of money, made or owed by any Affiliate of Company. For purposes of this Agreement, the term "Affiliate" shall mean and include all Members, managers and officers of Company; the spouse of any such person; any person who would be the heir or descendant of any such person if he or she were not living; and any entity in which any of the foregoing has a direct or indirect interest (except through ownership of less than 5% of the outstanding shares of any entity whose securities are listed on a national securities exchange or traded in the national over-the-counter market).

               1.2.(e) Limited Liability Company Franchise. Company's franchise to be a limited liability company, its articles of organization, its operating agreement and other records having to do exclusively with the organization and capitalization of Company.

          1.3. Nonassignable Contracts and Rights. Notwithstanding anything to the contrary in this Agreement, no Contracts, properties, rights or other assets of Company shall be deemed sold, transferred or assigned to Buyer pursuant to this Agreement if the attempted sale, transfer or assignment thereof to Buyer without the consent or approval of another party or a governmental entity would be ineffective or would constitute a breach of contract or a violation of any Law (as hereinafter defined) or would in any other way adversely affect the rights of Company (or Buyer as transferee or assignee), and such consent or approval is not obtained on or prior to the Closing Date. In such case, to the extent possible, (i) the beneficial interest in or to such Contracts, properties, rights or assets (collectively, the "Beneficial Rights") shall in any event pass as of the Closing to Buyer under this Agreement; and (ii) pending such consent or approval, Buyer shall assume or discharge the obligations of Company under such Beneficial Rights (to the extent such obligations are Assumed Liabilities) as agent for Company, and Company shall act as Buyer's agent in the receipt of any benefits, rights or interest received from the Beneficial Rights. Buyer and Company shall use all reasonable efforts (and bear their respective costs of such efforts) to obtain and secure any and all consents and approvals that may be necessary to effect the legal and valid sale, transfer or assignment of the Contracts, properties, rights or assets underlying the Beneficial Rights to Buyer without material change in any of the material terms or conditions of such Contracts, properties, rights or assets, including without limitation their formal assignment or novation, if advisable. Buyer and Company will make or complete such transfers as soon as reasonably possible and cooperate with each other in any other reasonable arrangement designed to provide for Buyer the benefits of such Contracts, properties, rights and assets including enforcement at the cost and for the account of Buyer of any and all rights of Company against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise, and to provide for the discharge of any liability or obligation under such Contracts, properties, rights or assets, to the extent such liability or obligation constitutes an Assumed Liability. Notwithstanding anything in this Section 1.3 to the contrary, it is the responsibility of Company to obtain any necessary consents to assignment. Company will indemnify, defend and hold Buyer harmless, in accordance with and subject to the provisions of Article 9, in respect of any loss, damage, cost or expense (including without limitation attorneys' fees but excluding consequential damages) suffered or incurred by Buyer as a result of any breach or violation effectuated by the attempted sale, transfer of assignment of any properties, rights or assets without the necessary consent or approval.
   If and to the extent that an arrangement acceptable to Buyer with respect to Beneficial Rights cannot be made, Buyer, upon notice of Company, shall have no obligation pursuant to Section 2.1 or otherwise with respect to any such Contract, property, right or other asset and any such Contract, property, right or other asset shall not be deemed to be a Purchased Asset, and the related Liability shall not be deemed an Assumed Liability, hereunder.

   2.     ASSUMPTION OF CERTAIN SPECIFIC LIABILITIES

          2.1. Certain Specific Liabilities to be Assumed. As used in this Agreement, the term "Liability" shall mean and include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured. Subject to the terms and conditions of this Agreement, on the Closing Date, Buyer shall assume and agree to perform and discharge the following, and only the following, Liabilities of Company (collectively, the "Assumed Liabilities"):

               2.1.(a) Contractual Liabilities. Company's Liabilities arising from and after the Closing under and pursuant to the Contracts described in Schedules 1.1.(a), 1.1.(c) or 2.1.(a). The foregoing Contracts are hereinafter collectively described as the "Assumed Contracts."

               2.1.(b) Liabilities Under Certain Permits and Licenses. Company's Liabilities arising from and after the Closing under those certain permits and licenses listed in Schedule 4.10.(b), which have been assigned to Buyer at the Closing.

               2.1.(c)  Accounts Payable.  The accounts payable specified on
          Schedule 2.1.(c), all of which are reflected or reserved against on the Closing Balance Sheet (as hereinafter defined), but only in the amounts so reflected or reserved.

               2.1.(d) Warranty and Rework. All product or service warranty, rework or return Liabilities of Company or the Business on products produced, or services rendered, by Company prior to the Closing Date.

               2.1.(e) KPMG Audit Fees. Company's Liabilities for the fees and expenses of KPMG Peat Marwick LLP in conducting the audits of the financial statements of Company for the years and periods specified in Section 4.4.

               2.1.(f) Other Assumed Liabilities. Company's Liabilities specifically set forth in Schedule 2.1.(f).

          2.2. Liabilities Not to be Assumed. Except as and to the extent specifically set forth in Section 2.1, Buyer is not assuming any Liabilities of Company and all such Liabilities which are not Assumed Liabilities shall be and remain the responsibility of Company. Notwithstanding the provisions of Section 2.1, Buyer is not assuming, and Company shall not be deemed to have transferred to Buyer, the following Liabilities of Company:

               2.2.(a) Taxes Arising from Transaction. Any Federal, foreign, state or other taxes applicable to, imposed upon or arising out of the sale or transfer of the Purchased Assets to Buyer and the other transactions contemplated by this Agreement, including but not limited to any income, transfer, sales, use, gross receipts or documentary stamp taxes.

               2.2.(b) Income, Sales and Franchise Taxes. Any Liability of Company for Federal income taxes and any state or local income, profit, sales or franchise taxes (and any penalties or interest due on account thereof).

               2.2.(c) Insured Claims. Any Liability of Company which Company is insured against, to the extent such Liability is or will be paid by an insurer.

               2.2.(d) Litigation Matters. Any Liability with respect to any action, suit, proceeding, arbitration, investigation or inquiry, whether civil, criminal or administrative ("Litigation") whether or not described in Schedule 4.9.

               2.2.(e) Infringements. Any Liability to a third party for infringement of such third party's Trade Rights.

               2.2.(f) Transaction Expenses. All Liabilities incurred by Company in connection with this Agreement and the transactions contemplated herein.

               2.2.(g) Liability For Breach. Liabilities of Company for any breach or failure to perform any of Company's covenants and agreements contained in, or made pursuant to, this Agreement, or, prior to the Closing Date, any other contract, whether or not assumed hereunder, including breach arising from assignment of contracts hereunder without consent of third parties.

               2.2.(h) Liabilities to Affiliates. Liabilities of Company to its present or former Affiliates.

               2.2.(i) Violation of Laws or Orders. Liabilities of Company for any violation of or failure to comply with any statute, law, ordinance, rule or regulation (collectively, "Laws") or any order, writ, injunction, judgment, plan or decree (collectively, "Orders") of any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other (collectively, "Government Entities").

               2.2.(j) Employees. Any Liability of Company relating to employees of Company, including, without limitation, any Liability of Company under or with respect to (i) any employee benefit plan, program, contract or arrangement of Company covering past or present employees of Company and their beneficiaries, (ii) the "guaranteed payments" identified in Schedule 4.22 and any salary guarantee of Company or Strasser (as hereinafter defined) to Susan Ashley or Robert Schauer or (iii) imposed by law as a result of the transactions contemplated hereby.

               2.2.(k) The Ohio State University Obligation. Any and all Liabilities of Company to The Ohio State University pursuant to that certain Asset Purchase Agreement, dated as of November 13, 1995, between The Ohio State University, Company and Stephen Strasser (the "Ohio State Agreement").

   3.     PURCHASE PRICE - PAYMENT

          3.1. Purchase Price. The purchase price (the "Purchase Price") for the Purchased Assets shall be (i) the assumption of the Assumed Liabilities, and (ii) the sum of the Fixed Purchase Price (as hereinafter defined) plus the Additional Payments, if any, as defined and set forth in
   Section 3.6.

          3.2. Payment of Purchase Price. The Purchase Price shall be paid by Buyer as follows:

               3.2.(a) Assumption of Liabilities. On the Closing Date, Buyer shall deliver to Company such documents and instruments as are reasonably required to evidence the assumption of the Assumed Liabilities.

               3.2.(b) Cash to Company. Buyer shall deliver, or cause to be delivered, to Company the following:

                      (i) the Fixed Purchase Price (with the Net Current Asset Value Difference (as hereinafter defined) component thereof as reflected on the Closing Statement (as hereinafter defined)) on the Closing Date; and

                      (ii)      the Additional Payments in accordance with
               Section 3.6.

               3.2.(c) Adjustment of Fixed Purchase Price. On or before the fifth (5th) business day following the final determination of the Closing Balance Sheet (as hereinafter defined) (such date being hereinafter referred to as the "Settlement Date"), either (i) Company shall pay to Buyer the amount, if any, by which the Fixed Purchase Price (with the Net Current Asset Value Difference component thereof as reflected on the Closing Statement) exceeds the Fixed Purchase Price (with the Net Current Asset Value Difference component thereof as reflected on the Closing Balance Sheet) or (ii) Buyer shall pay to Company the amount, if any, by which the Fixed Purchase Price (with the Net Current Asset Value Difference component thereof as reflected on the Closing Balance Sheet) exceeds the Fixed Purchased Price (with the Net Current Asset Value Difference component thereof as reflected on the Closing Statement).

               3.2.(d)  Method of Payment.  All payments under this Section
          3.2 and under Section 3.6 shall be made in the form of certified or bank cashier's check payable to the order of Company or, at Company's option, by wire transfer of immediately available funds to an account designated by Company not less than 48 hours prior to the time for payment specified herein.

          3.3.  Determination of Fixed Purchase Price.

               3.3.(a)   Definitions.  For purposes of this Agreement, the
          term "Fixed Purchase Price" shall mean $5,100,000 minus fifty percent (50%) of the fees and expenses of KPMG Peat Marwick LLP as assumed by Buyer pursuant to Section 2.1.(e) and plus or minus, as the case may be, the Net Current Asset Value Difference. "Net Current Asset Value Difference" means the dollar amount, if any, by which the net current assets of Company (cash, accounts receivable (net of reserves) and scheduled prepaids less any items thereof which are Excluded Assets) exceeds or are less than the Assumed Liabilities, both as reflected in the Closing Balance Sheet or Closing Statement, as applicable.

               3.3.(b)   Closing Statement.  For purposes of determining the
          Net Current Asset Value Difference and the portion of the Fixed Purchase Price payable by Buyer on the Closing Date, not less than two (2) business days prior to the Closing Date, Company shall, in consultation with Buyer, prepare and deliver to Buyer detailed schedules of the net current assets of Company and the Assumed Liabilities as of the close of business on May 31, 1998 (hereinafter the "Effective Time"), which shall represent Company's reasonable estimate of these line items as they will appear in the Closing Balance Sheet and which shall be consistent in their accounting principles and policies in every respect with the Recent Balance Sheet (as defined in Section 4.4). Such schedules shall contain sufficient detail of the net current assets of Company and Assumed Liabilities for the determination of the Net Current Asset Value Difference. In the event Buyer shall object to any of the information set forth on the schedules as presented by Company, the parties shall negotiate in good faith and agree on appropriate adjustments to the end that such reflect a reasonable estimate of these line items as they will appear in the Closing Balance Sheet and Net Current Asset Value Difference (the schedules as finally determined by the parties pursuant to this subsection are herein collectively referred to as the "Closing Statement"). In connection with the determination of the Closing Statement, Company shall provide to Buyer such information and detail as Buyer shall reasonably request.

               3.3.(c)   Closing Balance Sheet.  The balance sheet of Company
          prepared as of the Effective Time shall be prepared as follows:

                      (i) Within 45 days after the Closing Date, Buyer shall deliver to Company a balance sheet of Company as of the Effective Time, prepared in accordance with generally accepted accounting principles from the books and records of Company, on a basis consistent with the generally accepted accounting principles theretofore followed by Company in the preparation of the Recent Balance Sheet and in accordance with this
               Section 3.3 and fairly presenting the financial position of Company as of the Effective Time. The balance sheet shall be accompanied by detailed schedules of the net current assets of Company and Assumed Liabilities and by a report (1) setting forth the amount of Net Current Asset Value Difference reflected in the balance sheet, (2) stating that (a) the examination of the balance sheet has been made in accordance with generally accepted auditing standards and (b) the balance sheet has been prepared in accordance with generally accepted accounting principles, on a basis consistent with the accounting principles theretofore followed by Company, except as otherwise provided in this Section 3.3, and (3) setting forth the amount of any adjustment to the Fixed Purchase Price to be paid and by whom pursuant to Section 3.2(c).

                      (ii) Within 20 days following the delivery of the balance sheet referred to in (i) above, Company or its independent accountants ("Company's Accountants") may object to any of the information contained in said balance sheet or accompanying schedules which could affect the necessity or amount of any payment by Buyer or Company pursuant to Section 3.2(c). Any such objection shall be made in writing and shall state Company's determination of the amount of the Net Current Asset Value Difference.

                      (iii) In the event of a dispute or disagreement relating to the balance sheet or schedules which Buyer and Company are unable to resolve, either party may elect to have all such disputes or disagreements resolved by an accounting firm of nationally recognized standing (the "Third Accounting Firm") to be mutually selected by Company and Buyer or, if no agreement is reached, by Company's Accountants and Buyer's Accountants. The Third Accounting Firm shall make a resolution of the balance sheet of Company as of the Effective Time and the calculation of Net Current Asset Value Difference, which shall be final and binding for purposes of this Article 3. The Third Accounting Firm shall be instructed to use every reasonable effort to perform its services within 15 days of submission of the balance sheet to it and, in any case, as soon as practicable after such submission. The fees and expenses for the services of the Third Accounting Firm shall be shared by Buyer and Company as follows:

                      Company shall pay a percentage of such fees and
               expenses equal to A/(A+B) and Buyer shall pay a percentage of such fees and expenses equal to B/(A+B), where A is equal to the absolute value of the difference (in dollars) between Net Current Asset Value Difference as finally determined by the Third Accounting Firm and Net Current Asset Value Difference as reflected in the objection prepared and delivered by Company in accordance with Section 3.3.(c)(ii), and B is equal to the absolute value of the difference (in dollars) between Net Current Asset Value Difference as finally determined by the Third Accounting Firm and Net Current Asset Value Difference as reflected in the report prepared and delivered by Buyer in accordance with Section 3.3.(c)(i). As used in this Agreement, the term "Closing Balance Sheet" shall mean the balance sheet of Company as of the Effective Time as finally determined for purposes of this Article 3, whether by acquiescence of Company in the figures supplied by Buyer in accordance with Section 3.3.(c)(i), by negotiation and agreement of the parties or by the Third Accounting Firm in accordance with Section 3.3.(c)(iii).

                      (iv) Buyer agrees to permit Company, Company's Accountants, and their respective representatives, during normal business hours, to have reasonable access to, and to examine and make copies of, all books and records of Company, including but not limited to the books, records, schedules, work papers and audit programs of Buyer and Buyer's Accountants and access to representatives of Buyer's Accountants, which documents and access are necessary to review the balance sheet delivered by Buyer in accordance with
               Section 3.3.(c)(i). Company similarly agrees to permit Buyer's Accountants and their respective representatives, during normal business hours, to have reasonable access to any books and records of Company which do not constitute Purchased Assets, in order to enable them to prepare such balance sheet.

          3.4. Prorations. Personal property taxes, real property taxes and other taxes, if any, on or with respect to the Purchased Assets shall be prorated as of the Closing Date on the basis of net taxes for the calendar year 1997. All other items normally prorated in transactions of this kind (i.e., rents, utility bill, etc.) will also be prorated as of the Closing Date. With respect to all such prorations, Company is liable to the extent such items relate to any time period up to and including the Effective Time if not already taken into account on the Closing Balance Sheet and Buyer will be liable to the extent such items relate to periods on or subsequent to the Effective Time.

          3.5. Allocation of Purchase Price. The aggregate Purchase Price (including the assumption by Buyer of the Assumed Liabilities but excluding any Additional Payments) shall be allocated among the Purchased Assets for tax purposes in accordance with the principles of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder, which allocation shall be determined by Buyer following the Closing Date on a basis consistent with the allocation set forth on Schedule 3.5 and be subject to Company's consent (which consent shall not be unreasonably withheld). Company and Buyer covenant and agree that they will follow and use such allocation in all tax returns, filings or other related reports made by them to any governmental agencies and will not take any position for tax purposes or otherwise that is inconsistent with such allocation. Buyer and Company will disclose their respective Internal Revenue Service ("IRS") Forms 8594 to the other ten
   (10) days prior to filing with the IRS. Furthermore, Company and Buyer shall cooperate in supplementing their respective Forms 8594 on a timely basis to reflect any Additional Payments.

          3.6. Additional Payments. In addition to the Fixed Purchase Price, but subject to Section 9.4.(a), Buyer shall also make the Revenues Payment and the Anniversary Payment (both as hereinafter defined) (collectively, the "Additional Payments") to Company if and to the extent the conditions requiring such Additional Payments are satisfied:

               3.6.(a) Revenues Report. Not later than March 31, 1999, Buyer or KPMG Peat Marwick LLP ("Buyer's Accountants") shall prepare and deliver to Company a report ("Report") setting forth
          (i) the Company Revenues (as hereinafter defined) earned during the year ending December 31, 1998 and (ii) the amount of the Revenues Payment, if any, required pursuant to Section 3.6.(b). The Report shall be prepared from the statement of income of Buyer for the year ended December 31, 1998 and the statement of income of Company for the period from January 1, 1998 through May 31, 1998, which statements will be prepared in accordance with generally accepted accounting principles applied on a consistent basis in accordance with the books and records of Buyer or Company, as the case may be, and fairly present, in accordance with generally accepted accounting principles, the results of operations of Buyer or Company, as the case may be, for such year or period.

               3.6.(b) Payment of Revenues Payment. On the tenth business day after the Report is delivered to Company (or, if there is a dispute regarding any aspect of the Report, immediately after such dispute is finally resolved), Buyer shall deliver to Company an aggregate sum equal to $1,500,000 less the Company Revenues Difference (as hereinafter defined) and less the dollar amount, if any, of all accounts receivable and costs in excess of billings of Company as reflected on the Closing Balance Sheet (net of the reserve shown on the Closing Balance Sheet for doubtful accounts) that have not been collected by Buyer pursuant to the provisions of
          Section 6.9 on or prior to December 31, 1998, without interest (the "Revenues Payment"). Such amount, if any, shall be paid by delivery to Company of a certified or bank cashier's check payable to the order of Company or, at Company's option, by wire transfer of immediately available funds to an account designated by Company not less than 48 hours prior to the time for payment specified herein.

               3.6.(c) Company Revenues. As used herein, "Company Revenues" shall mean the aggregate value of gross revenues recognized in accordance with generally accepted accounting principles by (i) Buyer attributable to the accounts of Company listed on
          Schedule 3.6.(c) for the seven-month period ended December 31, 1998 (less the dollar amount of any rework, warranty work, refunds or disputed invoices on such revenues) and (ii) Company attributable to the accounts of Company listed on Schedule 3.6.(c) for the five-month period ended May 31, 1998. Notwithstanding the foregoing, CIP's listed on Schedule 3.6.(c) shall not be treated as an account of Company listed on such Schedule unless a written contract with respect thereto shall have been executed by the client on or prior to September 30, 1998. As used herein, "Company Revenues Difference" shall mean the dollar amount, if any, by which the Company Revenues are less than $7,600,000. Within five (5) days of the date hereof, Company shall provide Buyer with a copy of each contract or proposal listed on Schedule 3.6.(c), each of which shall be marked to clearly indicate the corresponding number on such Schedule.

               3.6.(d) Dispute Resolution. In the event of a dispute or disagreement relating to the Report, the Company Revenues or the amount of the Revenues Payment that Buyer and Company are unable to mutually resolve within 15 days after written objections to such Report are delivered to Buyer, either party may elect to have all such disputes or disagreements resolved by a Third Accounting Firm to be mutually selected by Buyer and Company or, if no agreement is reached on such Third Accounting Firm, then by Buyer's Accountants and Company's independent accountants. The Third Accounting Firm shall make a final and binding resolution of the Company Revenues earned during fiscal year 1998 and the amount of the Revenues Payment required pursuant to Section 3.6.(b); provided, however, that in resolving such dispute, the Third Accounting Firm shall choose between the positions and amounts advocated by either Buyer or Company and shall not provide a third or independent resolution of such dispute. The Third Accounting Firm shall be instructed to use every reasonable effort to perform its services within 15 days of submission of the Report to it and, in any case, as soon as practicable after such submission. The fees and expenses for the services of the Third Accounting Firm shall be shared equally by Buyer and Company.

               3.6.(e) Anniversary Payment. On the first anniversary of the Closing Date, Buyer shall deliver to Company the sum equal to $1,500,000 less the amount, if any, by which the Company Revenues Difference is greater than $1,500,000, without interest (the "Anniversary Payment").

   4.     REPRESENTATIONS AND WARRANTIES OF COMPANY AND STRASSER

          Company and Stephen Strasser ("Strasser"), jointly and severally, make the following representations and warranties to Buyer, each of which is true and correct on the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Buyer, or any knowledge of Buyer other than as specifically disclosed in the Disclosure Schedule (as hereinafter defined) delivered to Buyer at the time of the execution of this Agreement, and shall survive the Closing of the transactions provided for herein.

          4.1.  Company.

               4.1.(a) Organization. Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio.

               4.1.(b) Power. Company has all requisite power and authority to own, operate and lease its properties, to carry on its business as and where such is now being conducted, to enter into this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and to carry out the transactions contemplated hereby and thereby.

               4.1.(c) Qualification. Company is duly licensed or qualified to do business as a foreign limited liability company, and is in good standing, in each jurisdiction wherein the character of its properties which are Purchased Assets or the nature of the Business makes such licensing or qualification necessary; such jurisdictions are listed in Schedule 4.1.(c).

               4.1.(d) No Subsidiaries. No portion of the Business is conducted by Company by means of any subsidiary or any other interest in any corporation, partnership or other entity.

          4.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the manager of Company. No other or further act or proceeding on the part of Company, the Members or the manager of Company is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Company pursuant hereto will constitute, valid binding agreements of Company, enforceable in accordance with their respective terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally, and by general equitable principles.

          4.3. No Violation. Except as set forth on Schedule 4.3, neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Company pursuant hereto, nor the consummation by Company of the transactions contemplated hereby and thereby (a) will violate any Law or Order applicable to Company, (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any "plant-closing" or similar law), or (c) subject to obtaining the consents referred to in Schedule 4.3, will violate or conflict with, or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of, or accelerate the performance required by, or result in the creation of any Lien (as hereinafter defined), upon any of the assets of Company under, any term or provision of (i) the articles of organization or operating agreement of Company or (ii) any material contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Company is a party or by which Company or any of its assets or properties may be bound or affected.

          4.4. Financial Statements. Included as Schedule 4.4 are true and complete copies of the financial statements of Company (the "Financial Statements") consisting of a balance sheet of Company as of December 31, 1997 (the "Recent Balance Sheet"), and the related statements of operations and cash flows for the fiscal year then ended (including the notes contained therein or annexed thereto), which Financial Statements have been reported on, and are accompanied by, the signed, unqualified opinion of KPMG Peat Marwick LLP. All of such Financial Statements (including all notes and schedules contained therein or annexed thereto) are complete and accurate in all material respects, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, have been prepared in accordance with the books and records of Company, and fairly present in all material respects, in accordance with generally accepted accounting principles ("GAAP"), the assets, liabilities and financial position, the results of operations and cash flows of Company as of the dates and for the fiscal years and periods indicated.

          4.5.  Tax Matters.

               4.5.(a) Provision for Taxes. No provision (other than the accrual for distributions to be made to Members as a result of the Members' status as members of Company to allow such Members to pay their personal federal and state income taxes (using a combined tax rate not in excess of 50%) on the net income of Company for the period between January 1, 1998 and the Closing Date (the "LLC Distributions")) for income taxes has been made on the Recent Balance Sheet because Company is a limited liability company and Company has never paid or been subject to any income tax and does not owe and is not otherwise liable for any income tax for any period prior to the Closing Date. Since the date of the Recent Balance Sheet, Company has not incurred any taxes other than non-income taxes incurred in the ordinary course of business consistent with past practices of Company and other than as set forth in schedule 4.5.(a).

               4.5.(b) Tax Returns. Except as set forth on Schedule 4.5.(b): (i) all state, foreign, county, local and other tax returns required to be filed by or on behalf of Company in any jurisdiction required to be listed in Schedule 4.1.(c) or any political subdivision thereof, have been timely filed and the taxes paid or adequately accrued; (ii) Company has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to the employees of Company; and (iii) Company has not received any notice of underpayment of taxes or other deficiency which has not been paid and there are outstanding no agreements or waivers extending the statutory period of limitations applicable to any tax return or report required to have been filed by Company in any jurisdiction required to be listed in Schedule 4.1.(c) or any political subdivision thereof.

          4.6. Inventory. All work-in-process contained in Inventory constitutes items in process of production pursuant to contracts or open orders taken in the ordinary course of business, from regular customers of Company with, to Company's knowledge, no recent history of credit problems with respect to Company; neither Company nor, to Company's knowledge, any such customer is in material breach of the terms of any obligation to the other, and, to Company's knowledge, no valid grounds exist for any set-off of amounts billable to such customers on the completion of orders to which work-in-process relates. All work-in-process contained in Inventory is of a quality ordinarily produced in accordance with the requirements of the orders to which such work-in-process is identified and such work-in-process meets all deliverable requirements in all material respects and satisfies in all material respects the percentage of completion method of revenue recognition (in accordance with GAAP) and all contractual time and scope standards.

          4.7. Absence of Certain Material Changes. Except as and to the extent set forth in Schedule 4.7, since the date of the Recent Balance Sheet there has not been:

               4.7.(a) No Material Adverse Change. Any material adverse change in the financial condition, assets, Liabilities, business or operations of Company;

               4.7.(b) No Material Damage. Any loss, damage or destruction, whether covered by insurance or not, having, or reasonably expected to have, a material adverse effect upon the Business or the Purchased Assets;

               4.7.(c) No Nonordinary Commitments. Any commitment or transaction by Company (including, without limitation, any borrowing or capital expenditure) other than in the ordinary course of business;

               4.7.(d) No Nonordinary Disposition of Property. Any sale, lease or other transfer or disposition of any properties or assets of Company, except for the sale of inventory items in the ordinary course of business;

               4.7.(e) No Indebtedness. Any indebtedness for borrowed money incurred, assumed or guaranteed by Company;

               4.7.(f) No Liens. Any Lien made on any of the properties or assets of Company other than mechanics' and materialmen's liens arising in the ordinary course of business;

               4.7.(g) Loans and Advances. Any loan or advance by Company (other than advances to employees in the ordinary course of business for travel, entertainment or other business expenses in accordance with past practice);

               4.7.(h) Credit and Price Concessions. Any grant of credit or price concessions to any customer on terms or in amounts more favorable than those which have been extended to such customer in the past, any other change in the terms of any credit or price concessions heretofore extended, or any other change of Company's policies or practices with respect to the granting of credit or price concessions;

               4.7.(i) No Labor Disputes. Any labor dispute or disturbance, other than routine individual grievances which are not material to the financial condition or results of operations of Company;

               4.7.(j) No Increase in Compensation. Any increase in the compensation, salaries or wages payable or to become payable to any employee or agent of Company (including, without limitation, any increase or change pursuant to any bonus, pension, profit sharing, retirement or other plan or commitment), or any bonus or other employee benefit granted, made or accrued;

               4.7.(k) No Distributions. Any declaration, setting aside, or payment of any dividend or any other distribution in respect of Company's equity interests, except for the LLC Distributions; any redemption, purchase or other acquisition by Company of any equity interest of Company, or any security relating thereto; or any other payment to any member of Company as such a member;

               4.7.(l) No Accounting Change. Any change in accounting methods or practices affecting any of the properties or assets of Company;

               4.7.(m) No Unusual Events. Any other event or condition not in the ordinary course of business of Company; or

               4.7.(n) Agreements. Any agreements entered into to do any of the foregoing.

          4.8. Absence of Undisclosed Liabilities. Except as and to the extent specifically disclosed in the Recent Balance Sheet or in Schedule
   4.8 and except for Liabilities not being assumed by Buyer under this Agreement, Company does not have any Liabilities, other than commercial liabilities and obligations incurred since the date of the Recent Balance Sheet in the ordinary course of business and consistent in amount and nature with past practice and none of which has or will have a material adverse effect on the financial condition or results of operations of Company. Except as and to the extent described in the Recent Balance Sheet or in Schedule 4.8 and except for Liabilities not being assumed by Buyer under this Agreement, Company has no knowledge of any basis for the assertion against Company of any Liability, and there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may give rise to such Liabilities, except commercial liabilities and obligations incurred in the ordinary course of the Business and consistent in amount and nature with past practice.

          4.9. No Litigation. Except as set forth in Schedule 4.9, there is no Litigation pending or, to Company's knowledge, threatened against Company or its manager (in such capacity), the Business or the Purchased Assets, nor does Company or Strasser know of any basis for any Litigation.
   Schedule 4.9 also identifies all Litigation to which Company or its manager have been parties since November 13, 1995, including current status thereof. Except as set forth in Schedule 4.9, neither Company, nor the Purchased Assets or the Assumed Liabilities is subject to any Order of any Government Entity.

          4.10.  Compliance With Laws and Orders.

               4.10.(a) Compliance. Except as set forth in Schedule 4.10.(a), Company (including each and all of its operations, practices, properties and assets) is in compliance in all material respects with all applicable Laws and Orders, including, without limitation, those applicable to discrimination in employment, occupational safety and health, trade practices, competition and pricing, product warranties, employment, retirement and labor relations, product advertising, and, to Company's knowledge, storage, use and handling of toxic and chemical substances and pollution, discharge, handling, disposal and emission of wastes, materials and gases into the environment, other than Laws which, if violated by Company would not have a material adverse effect on the Business. Except as set forth in Schedule 4.10.(a), Company has not received notice of any violation or alleged violation of, and is subject to no Liability for past or continuing violation of, any Laws or Orders with respect to the operations of the Business. All reports, registrations and returns required to be filed by Company with any Government Entity have been filed, and were accurate and complete when filed. Company has delivered to Buyer copies of all reports of Company since November 13, 1995 required under the federal Occupational Safety and Health Act of 1970, as amended, and under all other applicable health and safety laws and regulations, with respect to the operations of the Business. The deficiencies, if any, noted on such reports have been corrected.

               4.10.(b) Licenses, Permits and Registrations. Company has all licenses, permits, registrations, approvals, authorizations and consents of all Government Entities required by applicable Laws to be obtained by Company and of all certification organizations required for the conduct of the Business and the operation of Company's facilities. All such licenses, permits, approvals, authorizations and consents are described in Schedule 4.10.(b), are in full force and effect and, to the extent assignable, are assignable to Buyer in accordance with the terms hereof. Except as set forth in Schedule 4.10.(b), Company (including its operations, properties and assets) is and has been in compliance in all material respects with all such permits, registrations, licenses, approvals, authorizations and consents.

          4.11.  Title to and Condition of Properties.

               4.11.(a) Merchantable Title. Company has good and merchantable title to all the Purchased Assets, free and clear of all mortgages, liens (statutory or otherwise), security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, covenants, reservations, restrictions, exceptions, limitations, charges or encumbrances of any nature whatsoever (collectively, "Liens") except those described in Schedule 4.11.(a). Subject to obtaining the consents referred to in Schedule 4.3, none of the Purchased Assets are subject to any restrictions with respect to the transferability thereof and Company's title thereto will not be affected in any way by the transactions contemplated by this Agreement. Subject to obtaining the consents referred to in Schedule 4.3, Company has complete and unrestricted power and right to sell, assign, convey and deliver the Purchased Assets to Buyer as contemplated hereby. At Closing, Buyer will receive good and merchantable title to all the Purchased Assets, free and clear of all Liens of any nature whatsoever except the Lien described in Schedule 4.11.(a).

               4.11.(b) Condition. Except as set forth in Schedule 4.11.(b), all tangible property and assets constituting Purchased Assets hereunder are in good operating condition and repair, ordinary wear and tear excepted, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of Company), have been maintained consistent with the standards generally followed in the industry and are sufficient to carry on the business of Company as conducted during the preceding 12 months. Except as set forth in Schedule 4.11.(b), to Company's knowledge, all buildings and other structures utilized by Company are in good condition and repair and have no structural defects or defects affecting the plumbing, electrical, sewerage, or heating, ventilating or air conditioning systems.

               4.11.(c) Real Property. Schedule 1.1.(a) sets forth all real property used or occupied by Company (the "Real Property"), and Company has delivered copies of all leases thereof (and all amendments thereto currently in effect) to Buyer. Company owns no Real Property. There is no claim of adverse possession or prescriptive rights involving any of the Real Property. Neither Company nor Strasser has notice or knowledge of any underground storage tanks, or any structural, mechanical, or other defects of material significance affecting any Real Property or the systems or improvements thereat.

               4.11.(d)  Year 2000 Compliance.  Except as identified on
          Schedule 4.11.(d), none of the personal property, equipment or assets owned or utilized by Company, including but not limited to computer software, databases, hardware, controls and peripherals, has characteristics or qualities that may cause it to fail to (i) operate and produce data on and after January 1, 2000 (including taking into effect that such year is a leap year), or use data based on time periods on and after January 1, 2000 (including taking into effect that such year is a leap year), accurately and without delay, interruption or error relating to the fact that the time at which and the date on which such software is operating is on or after 12:00 a.m. on January 1, 2000 (including taking into effect that such year is a leap year) and (ii) accept, calculate, process, maintain, store and output, accurately and without delay, interruption or error, all times or dates, or both, whether before, on or after 12:00 a.m. January 1, 2000 (including taking into effect that such year is a leap year), and any time periods determined or to be determined based on such times or date or both (a "Year 2000 Defect"). Except as identified on Schedule 4.11.(d), none of the property or assets owned or utilized by Company will fail to perform in any material respect or require any repair, rewrite, conversion or other adaptation because of, or due in any way to, a Year 2000 Defect. No products sold by Company contain a Year 2000 Defect. Company has no obligations under warranty agreements, service agreements or otherwise to rectify a Year 2000 defect of any customer of Company or to indemnify any customer of Company in the event Company experiences a Year 2000 Defect. Company has no knowledge that a vendor or supplier of Company may experience a Year 2000 Defect that would have a material adverse effect on the Business. Schedule 4.11.(d) sets forth the measures Company has taken to identify potential Year 2000 Defects of Company and of customers, suppliers and vendors of Company.

          4.12. Insurance. Set forth in Schedule 4.12 is a complete and accurate list and description of all policies of fire, liability, product liability, and other forms of property or liability insurance presently in effect with respect to the Business or the Purchased Assets, true and correct copies of which have heretofore been delivered to Buyer. All such policies are valid, outstanding and enforceable policies and provide insurance coverage for the properties, assets and operations of Company, of the kinds, in the amounts and against the risks customarily maintained by organizations similarly situated. No notice of cancellation or termination has been received with respect to any such policy, and Company has no knowledge of any act or omission of Company which could result in cancellation of any such policy prior to its scheduled expiration date. Company has duly and timely made all claims it has been entitled to make under each policy of insurance. There is no claim by Company pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and Company knows of no basis for denial of any claim under any such policy. Company has not received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefor will hereafter be substantially increased (except to the extent that insurance rates may be increased for all similarly situated risks) or that there will hereafter be a cancellation or an increase in a deductible (or an increase in premiums in order to maintain an existing deductible) or nonrenewal of any such policy. Such policies are sufficient in all material respects for compliance by Company with all material requirements of Law and with the requirements of all material contracts to which Company is a party.

          4.13.  Contracts and Commitments.

               4.13.(a)  Real Property Leases.  Except as set forth in
          Schedule 1.1.(a), Company has no leases of Real Property.

               4.13.(b)  Personal Property Leases.  Except as set forth in
          Schedule 1.1.(c), Company has no leases of personal property involving consideration or other expenditure in excess of $5,000 or involving performance over a period of more than three months.

               4.13.(c) Purchase Commitments. Company has no purchase commitments for inventory items or supplies in excess of three months normal usage.

               4.13.(d) Sales Commitments. Except as set forth in Schedule 4.13.(d), Company has no sales contracts or commitments to customers which aggregate in excess of $5,000 to any one customer (or group of affiliated customers). Company has no sales contracts or commitments except those made in the ordinary course of business, at arm's length, and, except as specifically identified in Schedule 4.13.(d), no such contracts or commitments are for a sales price which would reasonably be expected to result in a loss to Company.

               4.13.(e) Contracts With Affiliates and Certain Others. Company has no agreement, understanding, contract or commitment (written or oral) with any Affiliate or any other officer, employee, agent or consultant that is not cancelable by Company on notice of not longer than 30 days without liability, penalty or premium of any nature or kind whatsoever.

               4.13.(f) Powers of Attorney. Company has not given a power of attorney, which is currently in effect, to any person, firm or corporation for any purpose whatsoever.

               4.13.(g) Loan Agreements. Except as set forth in Schedule 4.13.(g), Company is not obligated under any loan agreement, promissory note, letter of credit or other evidence of indebtedness as a signatory, guarantor or otherwise, which obligation constitutes or gives rise or could by its terms, through the giving of notice or any other events short of judgment by a court, give rise to a lien against any Purchased Asset.

               4.13.(h) Guarantees. Except as disclosed on Schedule 4.13.(h), Company has not guaranteed the payment or performance of any other person, firm or corporation.

               4.13.(i) Contracts Subject to Renegotiation. Except as disclosed on Schedule 4.13(i), Company is not a party to any contract with any governmental body which is subject to renegotiation.

               4.13.(j)  Restrictive Agreements.  Except as set forth on
          Schedule 4.13.(j), Company is not a party to nor is it bound by any agreement prohibiting or restricting Company in its operation of the Business from competing in any business or geographical area or soliciting customers or otherwise restricting it from carrying on the Business anywhere in the world.

               4.13.(k) Other Material Contracts. Company has no lease, license, contract or commitment of any nature involving consideration or other expenditure in excess $5,000, or involving performance over a period of more than three months, or which is otherwise individually material to the operations of Company, except as explicitly described in Schedule 4.13.(k) or in any other Schedule.

               4.13.(l) No Default. Company is not in default under any lease, license, contract or commitment, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, would constitute a default thereunder or cause the acceleration of any of Company's obligations or result in the creation of any Lien on any Purchased Asset. To Company's knowledge, no third party is in default under any such lease, contract or commitment to which Company is a party, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder, or give rise to an automatic termination, or the right of discretionary termination thereof.

          4.14.  Employee Benefit Plans.

               4.14.(a) Terminations, Proceedings, Penalties, etc. With respect to each employee benefit plan (including, without limitation, all pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization and other similar fringe or employee benefit plans, programs and arrangements, and any employment or consulting contracts, "golden parachutes," collective bargaining agreements, severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including, without limitation, all "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee manuals, and all written or binding oral statements of policies, practices or understandings relating to employment, which are provided to, for the benefit of, or relate to, any persons employed by Company in its operation of the Business (hereinafter sometimes referred to collectively as "Employee Plans/Agreements," and each individually as an "Employee Plan/Agreement") that is subject to the provisions of Title IV of ERISA and with respect to which Company or any of its assets may, directly or indirectly, be subject to any Liability, contingent or otherwise, or the imposition of any Lien (whether by reason of the complete or partial termination of any such plan, the funded status of any such plan, any "complete withdrawal" (as defined in Section 4203 of ERISA) or "partial withdrawal" (as defined in Section 4205 of ERISA) by any person from any such plan, or otherwise):

                      (i) no such plan has been terminated so as to subject, directly or indirectly, any Purchased Assets to any Liability or the imposition of any Lien under Title IV of ERISA;

                      (ii) no proceeding has been initiated or threatened by any person (including the Pension Benefit Guaranty Corporation ("PBGC")) to terminate any such plan;

                      (iii) no condition or event currently exists or currently is expected to occur that could subject, directly or indirectly, any Purchased Assets to any Liability or the imposition of any Lien under Title IV of ERISA, whether to the PBGC or to any other person or otherwise on account of the termination of any such plan;

                      (iv) if any such plan were to be terminated as of the Closing Date, no Purchased Assets would be subject, directly or indirectly, to any Liability or the imposition of any Lien under Title IV of ERISA;

                      (v) no "reportable event" (as defined in Section 4043 of ERISA) has occurred with respect to any such plan;

                      (vi) no such plan which is subject to Section 302 of ERISA or Section 412 of the Code has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code, respectively), whether or not waived; and

                      (vii) no such plan is a multiemployer plan or a plan described in Section 4064 of ERISA.

               4.14.(b) Prohibited Transactions, etc. There have been no "prohibited transactions" within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist with respect to any Employee Plan/Agreement, and no event or omission has occurred in connection with which the Business or any of the Purchased Assets or any Employee Plan/Agreement, directly or indirectly, could be subject to any liability under ERISA, the Code or any other Law or Order applicable to any Employee Plan/Agreement, or under any agreement, instrument, statute, Law or Order pursuant to which Company has agreed to indemnify or is required to indemnify any person against liability incurred under any such Law or Order. The consummation of the transactions contemplated by this Agreement, will not result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

               4.14.(c) Controlled Group; Affiliated Service Group; Leased Employees. Company is not and never has been a member of a controlled group of corporations as defined in Section 414(b) of the Code or in common control with any unincorporated trade or business as determined under Section 414(c) of the Code. Company is not and never has been a member of an "affiliated service group" within the meaning of Section 414(m) of the Code. There are not and never have been any leased employees within the meaning of
          Section 414(n) of the Code who perform services for the Business, and no individuals are expected to become leased employees with the passage of time.

          4.15. Trade Rights. Schedule 4.15 lists all Trade Rights of the type described in clauses (i), (ii), (iii) or (iv) of Section 1.1.(d) in which Company has any interest, specifying whether such Trade Rights are owned, controlled, used or held (under license or otherwise) by Company, and also indicating which of such Trade Rights are registered. All Trade Rights shown as registered in Schedule 4.15 have been properly registered, all pending registrations and applications have been properly made and filed and all annuity, maintenance, renewal and other fees relating to registrations or applications are current. In order to conduct the Business, as such is currently being conducted or proposed to be conducted, Company does not require any Trade Rights that it does not already have. Company is not infringing and has not infringed any Trade Rights of another in the operation of the Business, nor, to Company's knowledge, is any other person infringing the Trade Rights of Company. Except as set forth on Schedule 4.15, Company has not granted any license or made any assignment of any Trade Right listed on Schedule 4.15, and no other person has any right to use any such Trade Right. Except as set forth on Schedule 4.15, Company does not pay any royalties or other consideration for the right to use any Trade Rights of others. There is no Litigation pending or, to Company's knowledge, threatened to challenge Company's right, title and interest with respect to its continued use and right to preclude others from using any Trade Rights of Company. All registered Trade Rights of Company are valid, enforceable and in good standing and all other Trade Rights of Company are valid, enforceable and in good standing to the extent of common law rights with respect thereto and, to the knowledge of Company, there are no equitable defenses to enforcement based on any act or omission of Company. The consummation of the transactions contemplated by this Agreement will not alter or impair any Trade Rights of Company.

          4.16.  Major Customers and Suppliers.

               4.16.(a) Major Customers. Company has previously delivered to Buyer a list of all customers of Company which accounted for $5,000 or more of net sales during the two (2) most recent fiscal years. Neither Company nor Strasser has any knowledge or information of any facts indicating, nor any other reason to believe, that any of such listed customers will not in the future contract for services.

               4.16.(b) Major Suppliers. Schedule 4.16.(b) contains a list of the 20 largest suppliers to Company for each of the last two fiscal years (determined on the basis of the total dollar amount of purchases) showing the total dollar amount of purchases from each such supplier during each such year. Neither Company nor any Member has any knowledge or information of any facts indicating, nor any other reason to believe, that any of the suppliers listed on Schedule 4.16.(b) will not continue to be suppliers to the Business after the Closing.

          4.17. Warranty. Schedule 4.17 contains a true, correct and complete copy of Company's standard warranty or warranties for sales of products of Company and services rendered by Company and, except as stated in Schedule 4.17, there are no warranties, commitments or obligations with respect to the return, repair, rework or replacement of products or services of Company. Schedule 4.17 sets forth the estimated aggregate annual cost to Company of performing warranty obligations for customers of Company for each of the three (3) preceding fiscal years and the current fiscal year to the date of the Recent Balance Sheet.

          4.18.  Affiliates' Relationships to Company.

               4.18.(a) Contracts With Affiliates. All leases, contracts, agreements or other arrangements between Company and any Affiliate are described on Schedule 4.18.(a).

               4.18.(b)  No Adverse Interests.  Except as set forth in
          Schedule 4.18.(b), no Affiliate has any direct or indirect interest in (i) any entity which does business with Company in connection with the operation of, or is competitive with, the Business, or
          (ii) any property, asset or right which is used by Company in the conduct of the Business.

          4.19. Accounts Receivable; Costs in Excess of Billings. All accounts receivable and costs in excess of billings of Company reflected on the Recent Balance Sheet, and as incurred in the normal course of business since the date thereof, represent arm's length sales actually made in the ordinary course of business; to Company's knowledge, are collectible (net of the reserves shown on the Recent Balance Sheet for doubtful accounts) in the ordinary course of business without the necessity of commencing legal proceedings; to Company's knowledge, are subject to no counterclaim or setoff; and except as set forth on Schedule 4.19, are not in dispute. Schedule 4.19 contains an aged schedule of accounts receivable included in the Recent Balance Sheet. All accounts receivable and costs in excess of billings of Company reflected on the Closing Balance Sheet will represent arm's length sales actually made in the ordinary course of business.

          4.20. Labor Matters. Except as set forth in Schedule 4.20, since November 13, 1995 Company has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its business. Except to the extent set forth in Schedule 4.20, (a) Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labor practice; (b) there is no unfair labor practice charge or complaint against Company pending or, to Company's knowledge, threatened;
   (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or, to Company's knowledge, threatened against or affecting Company nor, to Company's knowledge, any secondary boycott with respect to products of Company; (d) no question concerning representation has been raised or is, to Company's knowledge, threatened respecting the employees of Company; (e) no grievance which might have a material adverse effect on Company, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and, to Company's knowledge, no such claim therefor exists; and
   (f) there are no administrative charges or court complaints against Company concerning alleged employment discrimination or other employment related matters pending or, to Company's knowledge, threatened before the U.S. Equal Employment Opportunity Commission or any Government Entity.

          4.21. Member List. Schedule 4.21 sets forth a complete list of all the holders of equity interests of Company issued and outstanding on the date hereof, together with the number of such interests held by each member.

          4.22. Employment Compensation. Schedule 4.22 contains a true and correct list of all salaried or commission based employees who are listed on Schedule 6.7 to whom Company is paying compensation, including bonuses and incentives; and in the case of salaried employees such list identifies the current annual rate of compensation for each such employee and in the case of commission employees identifies certain reasonable ranges of rates and the number of such employees falling within each such range.

          4.23. No Brokers or Finders. Except as set forth on Schedule 4.24, neither Company nor any of its Members, managers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

          4.24. Disclosure. No representation or warranty by Company in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of Company pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, Disclosure Schedule or document delivered by or on behalf of Company shall be deemed representations and warranties by Company.

          4.25. Data Merger. Anything contained herein to the contrary notwithstanding, Company makes no representation and warranty with respect to whether Company's data and response scales can be merged with and into Buyer's source data, and neither Company nor Strasser shall have any liability to Buyer in the event that such merger or any part thereof shall not occur or be able to occur.

   5.     REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer makes the following representations and warranties to Company and Members, each of which is true and correct on the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by Company or any notice to Company, and shall survive the Closing of the transactions provided for herein.

          5.1.  Corporate.

               5.1.(a) Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin.

               5.1.(b) Corporate Power. Buyer has all requisite corporate power to enter into this Agreement and the other documents and instruments to be executed and delivered by Buyer and to carry out the transactions contemplated hereby and thereby.

          5.2. Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Buyer. No other corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights generally, and by general equitable principles.

          5.3. No Violation. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto, nor the consummation by Buyer of the transactions contemplated hereby and thereby (a) will violate any Law or Order applicable to Buyer or (b) will require any authorization, consent, approval, exemption or other action by or notice to any Government Entity (including, without limitation, under any "plant-closing" or similar law).

          5.4. No Brokers or Finders. Neither Buyer nor any of its directors, officers, employees or agents have retained, employed or used any broker or finder in connection with the transaction provided for herein or in connection with the negotiation thereof.

          5.5. Disclosure. No representation or warranty by Buyer in this Agreement, nor any statement, certificate, schedule, document or exhibit hereto furnished or to be furnished by or on behalf of Buyer pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

          5.6. SEC Reports. Buyer has timely filed with the Securities and Exchange Commission (the "SEC") all forms, reports and definitive proxy statements required to be filed by Buyer with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), from October 10, 1997 until the date hereof (the "SEC Reports"). As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Reports, and none of the SEC Reports contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

   6.     RELATED MATTERS

          6.1. Noncompetition; Confidentiality. Subject to the Closing, and as an inducement to Buyer to execute this Agreement and complete the transactions contemplated hereby, and in order to preserve the goodwill associated with the Business being acquired pursuant to this Agreement, and in addition to and not in limitation of any covenants contained in any agreement executed and delivered pursuant to Section 6.2, Company, and, with respect to Section 6.1.(b), each Member, hereby covenant and agree as follows:

               6.1.(a) Covenant Not to Compete. For a period of two (2) years from the later of the Closing Date or the termination of the employment of Strasser by Buyer, Company and Strasser will not, directly or indirectly:

                      (i) engage in, continue in or carry on any business which competes with the Business, or is substantially similar thereto, including owning or controlling any financial interest in any corporation, partnership, firm or other form of business organization which is so engaged;

                      (ii) consult with, advise or assist in any way, whether or not for consideration, any corporation, partnership, firm or other business organization which is now or becomes a competitor of Buyer in any aspect with respect to the Business, including, but not limited to, advertising or otherwise endorsing the products of any such competitor; soliciting customers or otherwise serving as an intermediary for any such competitor; loaning money or rendering any other form of financial assistance to or engaging in any form of business transaction on other than an arms' length basis with any such competitor;

                      (iii) solicit for employment any Affected Employee (as hereinafter defined) or person who is or was employed by Buyer during the then immediately preceding twelve (12) months, or actively induce or otherwise assist any other person or entity in soliciting for employment any Affected Employee or person who is or was employed by Buyer during the then immediately preceding twelve (12) months, without the prior written consent of Buyer;

                      (iv) solicit, request or seek any business from any then current client, customer or vendor of the Business or Buyer or from any client, customer or vendor of the Business or Buyer during the two-year period prior to the Closing Date (with respect to Company) or the two-year period prior to Strasser's termination of employment by Buyer (with respect to Strasser), or request, induce or advise any such clients, customers and vendors to withdraw, curtail or cancel their business with the Business or Buyer; or

                      (v) engage in any practice the purpose of which is to evade the provisions of this covenant not to compete;

          provided, however, that the foregoing shall not prohibit the ownership of securities of corporations which are listed on a national securities exchange or traded in the national over-the-counter market in an amount which shall not exceed 5% of the outstanding shares of any such corporation. The parties agree that, since the scope of the Business and the business of Buyer is being, and will continue to be, carried on throughout the United States, the geographic scope of this covenant not to compete shall extend throughout each state in the United States where the Business or the business of Buyer (i) is being conducted as of the Closing Date (with respect to Company) or at the date of termination of Strasser's employment by Buyer (with respect to Strasser) or (ii) was conducted by the Business or Buyer during the twelve (12) months immediately preceding the Closing Date (with respect to Company) or the date of termination of Strasser's employment by Buyer (with respect to Strasser). The parties agree that Buyer may sell, assign or otherwise transfer this covenant not to compete, in whole or in part, to any person, corporation, firm or entity that purchases all or part of the Business or the Purchased Assets. In the event a court of competent jurisdiction determines that the provisions of this covenant not to compete are excessively broad as to duration, geographical scope or activity, it is expressly agreed that this covenant not to compete shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such over broad provisions shall be deemed, without further action on the part of any person, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable in such jurisdiction.

               6.1.(b) Covenant of Confidentiality. Company and each Member shall not at any time subsequent to the Closing Date, except as explicitly requested by Buyer, (i) use for any purpose, (ii) disclose to any person, or (iii) keep or make copies of documents, tapes, discs or programs containing, any confidential information concerning the Business, the Purchased Assets or the Assumed Liabilities, except those described in Sections 1.2.(c) and 1.2.(e) or those reasonably required to perform obligations under this Agreement or relating to Liabilities not Assumed Liabilities hereunder. For purposes hereof, "confidential information" shall mean and include, without limitation, all Trade Rights which are Purchased Assets, all client or customer lists and client or customer information of the Business, and all formulas, patterns, compilations, programs, devices, methods, techniques, processes, computer databases, questionnaire instruments, scoring algorithms, reporting formats, source codes, computer codes, designs, programs and other computer software, technical information, sales and marketing methods and ideas and other materials and information relating to the products, services and business of Company or the clients or prospective clients thereof, not previously disclosed to the public directly by Company.

               6.1.(c) Equitable Relief for Violations. Company and each Member agree that the provisions and restrictions contained in this
          Section 6.1 are necessary to protect the legitimate continuing interests of Buyer in acquiring the Business through the purchase of the Purchased Assets and the assumption of the Assumed Liabilities, and that any violation or breach of these provisions will result in irreparable injury to Buyer for which a remedy at law would be inadequate and that, in addition to any relief at law which may be available to Buyer for such violation or breach and regardless of any other provision contained in this Agreement, Buyer shall be entitled to injunctive and other equitable relief as a court may grant after considering the intent of this Section 6.1.

          6.2. Employment and Noncompetition Agreements. On the Closing Date, Company shall cause to be delivered to Buyer an Employment Agreement, substantially in the form of Exhibit A hereto, duly executed by Strasser and within ten days following the Closing Date, Company and Strasser shall use their best efforts to cause to be delivered to Buyer a Noncompetition and Confidentiality Agreement, substantially in the form of Exhibit B hereto, duly executed by Susan Ashley.

          6.3. Use of Name. Following the Closing Date, neither Company nor any Affiliate shall, without the prior written consent of Buyer, make any use of the name "Healthcare Research Systems," the letters "HRS" or any other names confusingly similar thereto, except as may be necessary for Company to pay its liabilities, prepare tax returns and other reports, and to otherwise wind up and conclude its business.

          6.4. Access to Information and Records. After the Closing Date, each party will afford the other party, its counsel, accountants and other representatives, during normal business hours, reasonable access to the books, records and other data in such party's possession relating directly or indirectly to the properties, liabilities or operations of the Business, with respect to periods prior to the Closing, and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party for any proper business purpose. Each party agrees for a period extending six (6) years after the Closing not to destroy or otherwise dispose of any such records without first offering in writing to surrender such records to the other party, which party shall have ten (10) days after receipt of such offer to agree in writing to take possession thereof.

          6.5. Change of Name. Concurrently with the Closing Date, Company shall change its name to a new name bearing no resemblance to its present name so as to permit the use of its present name by Buyer.

          6.6.  Employees.

               6.6.(a) Affected Employees. Buyer will offer employment to the employees of Company set forth on Schedule 6.6. "Affected Employees" shall mean employees of Company set forth on such
          Schedule 6.6 who accept Buyer's offer and become employed by Buyer immediately after the Closing Date. Buyer will honor the Affected Employees length of service with Company for purposes of eligibility and vesting in Buyer's retirement and vacation plans and their accrued paid time off.

               6.6.(b) Retained Responsibilities. Company agrees to satisfy, or cause its insurance carriers to satisfy, all claims for benefits, whether insured or otherwise (including, but not limited to, workers' compensation, life insurance, medical and disability programs), under Company's employee benefit programs brought by, or in respect of, Affected Employees and other employees and former employees of Company, which claims arise out of events occurring on or prior to the Closing Date, in accordance with the terms and conditions of such programs or applicable workers' compensation statutes without interruption as a result of the employment by Buyer of any such employees after the Closing Date.

               6.6.(c) Payroll Tax. Company agrees to make a clean cut-off of payroll and payroll tax reporting with respect to the Affected Employees paying over to the federal, state and city governments those amounts respectively withheld or required to be withheld for periods ending on or prior to the Closing Date. Company also agrees to issue, by the date prescribed in IRS Regulations, Forms W-2 for wages paid through the Closing Date for all Company employees other than Affected Employees. Except as set forth in this Agreement, Buyer shall be responsible for all payroll and payroll tax obligations on and after the Closing Date for Affected Employees. Company and Buyer agree to fully cooperate, supply all required information and documents in the form requested by the requesting party, timely file all appropriate forms and documents and take all action reasonably required under Section 5 ("Alternate Procedure") of IRS Rev. Proc. 96-60, 1996-2 C.B. 399, for the 1998 calendar year (pursuant to which, among other things, Buyer will file Forms W-2 for the Affected Employees for the entire 1998 calendar year).

               6.6.(d) Termination Benefits. Except for any guarantees identified in Section 2.2.(j), Buyer shall be solely responsible for, and shall pay or cause to be paid, severance payments and other termination benefits, if any, to Affected Employees who may become entitled to such benefits by reason of any events occurring after the Closing Date. If any action on the part of Company prior to the Closing, or if the sale to Buyer of the business and assets of Company pursuant to this Agreement or the transactions contemplated hereby, or if the failure by Buyer to hire as a permanent employee of Buyer any employee of Company, shall directly or indirectly result in any Liability (i) for severance payments or termination benefits or (ii) by virtue of any state, federal or local "plant-closing" or similar law, such Liability shall be the sole responsibility of Company, and Company and Strasser shall, jointly and severally, indemnify and hold harmless Buyer against such Liability.

          6.7. No Dissolution of Company. On or before the 90th day after the Closing, the Members shall, and Company shall cause the Members to, amend the Operating Agreement of Company dated November 9, 1995, as amended (the "Operating Agreement"), to delete clause (b) of Section 2.7 thereof in its entirety. Notwithstanding the remaining provisions of
   Section 2.7 of the Operating Agreement, the Members shall, and Company shall cause the Members to, take all actions necessary so as to not dissolve Company for a period of eighteen (18) months after the Closing Date.

          6.8. Further Actions. Subject to the terms and conditions hereof, Company and Buyer shall use their commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, and to cooperate fully with each other with respect to, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to obtain after the Closing Date all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to Contracts with Company that are necessary for the consummation of the transactions contemplated by this Agreement; provided, however, that none of the Company, its Affiliates, Buyer or Buyer's affiliates (as defined in Section 9.1) shall be required to (i) make any material payments or (ii) enter into or amend any contractual arrangements in connection with any obligations of any of them contained in this Section 6.8 in a manner that is materially disadvantageous to the Business. With regard to consents from third parties to the Contracts described in Schedule 4.3, Company shall initiate contact to obtain such consents only in conjunction and cooperation with Buyer.

          6.9. Accounts Receivable; Costs in Excess of Billings. Following the Closing Date, Buyer shall exercise commercially reasonable efforts to collect the accounts receivable and costs in excess of billings of Company reflected on the Closing Balance Sheet that are included in the Purchased Assets. Notwithstanding anything contained in this Section 6.9 to the contrary, Buyer shall undertake collection efforts in substantially the same manner following the Closing Date as is customary in the collection of accounts receivable and costs in excess of billings arising in Buyer's own business prior to the Closing Date, provided that Buyer shall not be required to file suit, employ the services of a collection agency or commence any other official proceeding in order to collect any delinquent accounts included in the accounts receivable and/or costs in excess of billings. Amounts collected from a client shall be applied first to the specific invoices with respect to which they are submitted as payment if correlation of specific invoices with payments is possible, but in all instances where there is reasonable uncertainty regarding the invoice to which a payment relates, amounts collected from a client shall be applied to the oldest accounts first, unless Buyer or Company shall have received notice of a bona fide dispute with respect to such accounts. If any of such accounts receivable and costs in excess of billings have not been collected by Buyer on or prior to December 31, 1998 and the amount of the Additional Payment is reduced pursuant to Section 3.6.(b) as result thereof, then Buyer shall assign to the Company for collection the uncollected accounts receivable and costs in excess of billings used to reduce the amount of the Additional Payment. If Buyer subsequently receives a payment with respect to any accounts receivable and/or costs in excess of billings that have been assigned to Company pursuant to this Section, then Buyer shall promptly remit such payment to Company.

   7.     CONDITIONS PRECEDENT TO BUYER'S OBLIGATIONS

          Each and every obligation of Buyer to be performed on the Closing Date shall be subject to the satisfaction (or waiver by Buyer) prior to or on the Closing Date of each of the following conditions:

          7.1.  Representations and Warranties True on the Closing Date.
   Each of the representations and warranties made by Company in this Agreement, and the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by Company pursuant to this Agreement, shall be true and correct at and as of the Closing Date.

          7.2. Compliance With Agreement. Company and Members shall have performed and complied in all material respects with all of their agreements and obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date, including the delivery of the closing documents specified in Section 10.1.

          7.3. Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against Buyer, Company or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby.

          7.4. Consents and Approvals. All approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to Buyer prior to the Closing Date. Notwithstanding the foregoing, receipt of the consent of any third party to the assignment of an Assumed Contract which is not (and is not required to be) disclosed in the Disclosure Schedule shall not be a condition to Buyer's obligation to close hereunder, provided that the aggregate of all such Contracts does not represent, in the reasonable opinion of Buyer, a material portion of the sales or expenditures of the Business.

          7.5. Due Diligence Investigation; No Material Adverse Change. Buyer's due diligence investigation of Company and the Financial Statements shall not have disclosed any material misstatement or omission with respect to the Financial Statements or any condition, event or occurrence which, in the reasonable opinion of Buyer, materially adversely affects, or is reasonably likely to materially adversely affect, the financial condition, assets, liabilities, business, prospects or operations of Company. There shall have been no material adverse change, in the reasonable opinion of Buyer, in the financial condition, assets, liabilities, business, prospects or operation of Company since the Recent Balance Sheet.

          7.6. General Release. On the Closing Date, The Ohio State University shall deliver, and Company and Members shall cause The Ohio State University to deliver, a general release to Buyer, in form and substance satisfactory to Buyer and its counsel, releasing Buyer, Company and their directors, officers, members, managers, agents and employees from all claims to any Purchased Assets and from all Liabilities to the Closing Date, except for the payment by Company or Strasser of the "Seller's Share" pursuant to and in accordance with the Ohio State Agreement.

   8.     CONDITIONS PRECEDENT TO COMPANY'S OBLIGATIONS

          Each and every obligation of Company and Members to be performed on the Closing Date shall be subject to the satisfaction (or waiver by Company and Strasser) prior to or on the Closing Date of the following conditions:

          8.1.  Representations and Warranties True on the Closing Date.
   Each of the representations and warranties made by Buyer in this Agreement shall be true and correct at and as of the Closing Date.

          8.2. Compliance With Agreement. Buyer shall have performed and complied in all material respects with all of its agreements and obligations under this Agreement which are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the closing documents specified in Section 10.2.

          8.3. Absence of Litigation. No Litigation shall have been commenced or threatened, and no investigation by any Government Entity shall have been commenced, against Buyer, Company or any of the affiliates, officers or directors of any of them, with respect to the transactions contemplated hereby; provided that the obligations of Company shall not be affected unless there is a reasonable likelihood that as a result of such action, suit, proceeding or investigation Company will be unable to retain substantially all the consideration to which it is entitled under this Agreement.

   9.     INDEMNIFICATION

          9.1. By Company and Strasser. Subject to the terms and conditions of this Article 9, Company and Strasser, jointly and severally, hereby agree to indemnify, defend and hold harmless Buyer, and its directors, officers, employees, agents and controlled and controlling persons (hereinafter "Buyer's affiliates"), from and against all Claims (as hereinafter defined) asserted against, resulting to, imposed upon, or incurred by Buyer, Buyer's affiliates, the Business or the Purchased Assets, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of Company or Strasser contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material"); (b) the breach of any covenant of Company or any Member contained in this Agreement (regardless of whether such breach is deemed "material"); (c) any Claim against Buyer or the Purchased Assets relating to any product or service warranty, rework, return or refund Liabilities of Company or the Business on products produced, or services rendered, by Company prior to the Closing Date; or (d) any Claim of or against Buyer, the Purchased Assets or Company not specifically assumed by Buyer pursuant hereto. As used in this Article 9, the term "Claim" shall include (i) all Liabilities; (ii) all losses, damages (including, without limitation, consequential damages), judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and attorneys fees and expenses); and (iii) all demands, claims, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

          9.2.  By Buyer.  Subject to the terms and conditions of this
   Article 9, Buyer hereby agrees to indemnify, defend and hold harmless Company and Members, their managers, officers, employees, agents and controlling persons, from and against all Claims asserted against, resulting to, imposed upon or incurred by any such person, directly or indirectly, by reason of or resulting from (a) the inaccuracy or breach of any representation or warranty of Buyer contained in or made pursuant to this Agreement (regardless of whether such breach is deemed "material");
   (b) the breach of any covenant of Buyer contained in this Agreement (regardless of whether such breach is deemed "material"); (c) all Claims of or against Company specifically assumed by Buyer pursuant hereto; or
   (d) the obligations of Company or Strasser to Susan Ashley and Robert Schauer with respect to their base salary guarantee for a period of 15 months following the Closing less any base salary paid by Buyer to such individuals following the Closing; provided that if such individuals terminate their employment with Buyer during such 15 month period, then Buyer shall have no indemnification obligation under this clause (d).

          9.3. Indemnification of Third-Party Claims. The obligations and liabilities of any party to indemnify any other under this Article 9 with respect to Claims relating to third parties shall be subject to the following terms and conditions:

               9.3.(a) Notice and Defense. The party or parties to be indemnified (whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it upon written notice to the Indemnified Party. Failure of the Indemnified Party to give such notice shall not affect the Indemnifying Party's duty or obligations under this
          Article 9, except to the extent the Indemnifying Party is prejudiced thereby. If the Indemnifying Party undertakes the defense of any such Claim, then the Indemnifying Party shall be deemed to accept that it has an indemnification obligation to the Indemnified Party under this Article 9 with respect to such Claim. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

               9.3.(b) Failure to Defend. If the Indemnifying Party, within 10 days after receipt by the Indemnifying Party of notice of any such Claim (or sooner if the nature of the Claim so requires), fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Claim, or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment.

               9.3.(c)  Indemnified Party's Rights.  Anything in this Section
          9.3 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all Liability in respect of such Claim.

          9.4. Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article 9. The right to pursue Claims under any one or more provisions of this Article 9 shall not be exclusive of any other rights or remedies at law or equity which the Indemnified Party may have against the Indemnifying Party under this
   Article 9.

               9.4.(a) Set-Off. At the option of the Indemnified Party, such Claim may be satisfied (or partially satisfied) by the Indemnified Party setting off any Claim amount against other amounts owed to the Indemnifying Party by the Indemnified Party, including, without limitation, the portion of the Fixed Purchase Price paid on the first anniversary of the Closing Date and/or any Additional Payment pursuant to Section 3.4. Prior to any such set-off, the Indemnified Party shall provide the Indemnifying Party with at least 10 days advance notice of such intention to exercise such set-off rights. Such notice shall include a description of the Claim, including the amount thereof, and the method by which the Indemnified Party intends to exercise such set-off rights. If, during such 10-day period, the Indemnifying Party objects to the exercise of such set-off rights, the Indemnifying Party shall notify the Indemnified Party of such objection in writing, and shall describe the basis for such objection and the amount of the Claim as to which the Indemnifying Party does not believe should be subject to such set-off rights. Upon receipt of such notice of objection, both the Indemnified Party and the Indemnifying Party shall use all reasonable efforts to cooperate and arrive at a mutually acceptable resolution of such dispute within the next 30 days. If a mutually acceptable resolution cannot be reached between the Indemnified Party and the Indemnifying Party within such 30-day period, either party may submit the dispute for resolution by arbitration as provided for in Article 11. During the pendency of any dispute under this Section 9.4.(a), the Claim amounts owed to the Indemnifying Party by the Indemnified Party which are the subject of the disputed set-off shall be withheld from payment until the dispute is finally resolved. If it is finally determined that all or a portion of such withheld amount was not owed to the Indemnified Party, the Indemnified Party shall promptly pay the Indemnifying Party such amount not owed, together with the interest from the date that payment should have been made until the date of actual payment, at an annual rate equal to the prime interest rate as set forth in The Wall Street Journal in effect on the date that payment should have been made.

               9.4.(b) Payment of Third Party Claim. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such third party Claim.

          9.5. Limitations on Indemnification. Except with respect to Claims for any fraudulent breach or misrepresentation, as to which Claims may be brought without limitation as to time or amount:

               9.5.(a) Time Limitation. No Claim shall be brought under this Article 9 for breach of a representation or warranty after the lapse of eighteen (18) months following the Closing Date. Notwithstanding the foregoing or any other provision of this
          Agreement:

                      (i) There shall be no time limitation on Claims brought for breach of any representation or warranty made in or pursuant to Section 4.11.(a), and Company and Strasser hereby waive all applicable statutory limitation periods with respect thereto.

                      (ii) Any Claim brought for breach of any representation or warranty made in or pursuant to Section 4.5,
               Section 4.11.(d) or Section 4.13.(l) may be brought at any time until the underlying obligation is barred by the applicable period of limitation under the federal and state laws relating thereto (as such period may be extended by waiver).

                      (iii) Any Claim made by a party hereunder by a demand for arbitration in accordance with Article 11 for breach of a representation or warranty prior to the termination of the survival period for such Claim shall be preserved despite the subsequent termination of such survival period.

                      (iv) If any act, omission, disclosure or failure to disclosure shall form the basis for a Claim for breach of more than one representation or warranty, and such Claims have different periods of survival hereunder, the termination of the survival period of one Claim shall not affect a party's right to make a Claim based on the breach of representation or warranty still surviving.

               9.5.(b)  Amount Limitations.

                      (i) An Indemnified Party shall not be entitled to indemnification under this Article 9 for a breach of a representation or warranty unless (and then only to the extent) the aggregate of the Indemnifying Party's indemnification obligations to the Indemnified Party pursuant to this Article 9 (but for this Section 9.5.(b)) exceeds $75,000.

                      (ii) An Indemnifying Party shall not have any liability for indemnification obligations under this Article 9 for a breach of a representation or warranty to the extent (but only to the extent) the aggregate of the Indemnifying Party's obligations to the Indemnified Party pursuant to this
               Article 9 (but for this Section 9.5.(b)) exceeds $3,000,000.

          9.6. Exclusive Remedy. Except with respect to Claims for any fraudulent breach or misrepresentation and except as set forth in Section 6.1.(c), the indemnification provided in this Article 9 shall be the exclusive remedy and recourse available to any party to this Agreement with respect to the inaccuracy or breach of any representation or warranty contained in or made pursuant to this Agreement, the breach of any covenant contained in or made pursuant to this Agreement, or any other claim or cause of action arising under, by virtue of or pursuant to this Agreement.

   10.    CLOSING

          The closing of this transaction ("the Closing") shall take place at the offices of Foley & Lardner, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202, at 3:00 P.M., Central Time, on June 11, 1998, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this Agreement as the "Closing Date". The Closing shall be deemed to be effective for all business and accounting purposes as of the close of business on May 31, 1998. Upon the Closing, the gross revenues after the close of business on May 31, 1998, all costs incurred in connection therewith (including any accounts payable, commissions and income and franchise taxes), and all proceeds of such revenue (including accounts receivable and cash) will be deemed for the account of Buyer.
   Any and all income and franchise taxes incurred or required to be paid by Company and/or any Member with respect to the operations or conduct of the Business on and after June 1, 1998 through the Closing Date shall be reimbursed to Company and/or such Member by Buyer. At the Closing, Company will assign all accounts receivable and proceeds other than cash, and will pay over all cash proceeds, arising from such sales to Buyer. It is the intention of the parties that upon Closing, the business will be deemed for all business and accounting purposes as having been operated for the period from the close of business on May 31, 1998 to the Closing Date by Company for the benefit and account of Buyer.

          10.1. Documents to be Delivered by Company and Members. On the Closing Date, Company and Members shall deliver, or caused to be delivered, to Buyer the following documents, in each case duly executed or otherwise in proper form:

               10.1.(a) Bills of Sale. Bills of sale and such other instruments of assignment, transfer, conveyance and endorsement as will be sufficient in the opinion of Buyer and its counsel to transfer, assign, convey and deliver to Buyer the Purchased Assets free and clear of all Liens, except the Lien described in Schedule 4.11.(a).

               10.1.(b) Compliance Certificate. A certificate signed by Strasser, the Manager and President of Company, that each of the representations and warranties made by Company in this Agreement is true and correct on and as of the Closing Date, and that Company has performed and complied in all material respects with all of Company's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date. Such certificate shall constitute a representation and warranty of Company as to the matters set forth therein.

               10.1.(c) Opinion of Counsel. A written opinion of Vorys, Sater, Seymour and Pease LLP, counsel to Company, dated as of the Closing Date, addressed to Buyer, substantially in the form of Exhibit C hereto.

               10.1.(d) Employment and Noncompetition Agreement. The Employment Agreement and the Noncompetition Agreement referred to in Section 6.2, duly executed by the persons referred to in such Section.

               10.1.(e) Articles; Operating Agreement. A copy of the operating agreement of Company certified by the Manager of Company, and a copy of the Articles of Organization of Company certified by the Secretary of State of the state of organization of Company.

               10.1.(f) Other Documents. All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing Date pursuant to this Agreement and such other certificates of authority and documents as Buyer may reasonably request.

          10.2. Documents to be Delivered by Buyer. On the Closing Date, Buyer shall deliver to Company the following documents, in each case duly executed or otherwise in proper form:

               10.2.(a) Fixed Purchase Price. To Company, a certified or bank cashier's check (or wire transfer) as required by Section 3.2.(b)(i).

               10.2.(b) Assumption of Liabilities. Such undertakings and instruments of assumption as will be reasonably sufficient in the opinion of Company and its counsel to evidence the assumption by Buyer of the Assumed Liabilities.

               10.2.(c) Compliance Certificate. A certificate signed by Patrick E. Beans, the Vice President, Treasurer, Chief Financial Officer and Secretary of Buyer that the representations and warranties made by Buyer in this Agreement are true and correct on and as of the Closing Date, and that Buyer has performed and complied in all material respects with all of Buyer's obligations under this Agreement which are to be performed or complied with on or prior to the Closing Date. Such certificate shall constitute a representation and warranty of Buyer as to the matters set forth therein.

               10.2.(d) Opinion of Counsel. A written opinion of Foley & Lardner, counsel to Buyer, dated as of the Closing Date, addressed to Company, in substantially the form of Exhibit D hereto.

               10.2.(e) Certified Resolutions. A certified copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the consummation of the transactions contemplated by this Agreement.

               10.2.(f) Other Documents. All other documents, instruments or writings required to be delivered to Company at or prior to the Closing Date pursuant to this Agreement and such other certificates of authority and documents as Company may reasonably request.

   11.    RESOLUTION OF DISPUTES

          11.1. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or any contract or agreement entered into pursuant hereto or the performance by the parties of its or their terms shall be settled by binding arbitration held in Chicago, Illinois in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, except as specifically otherwise provided in this Article 11. Notwithstanding the foregoing, Buyer may, in its discretion, apply to a court of competent jurisdiction for equitable relief from any violation or threatened violation of the covenant not to compete and/or the confidentiality provisions contained Section 6.1 hereof.

          11.2. Arbitrators. If the matter in controversy (exclusive of attorney fees and expenses) shall appear, as at the time of the demand for arbitration, to exceed $200,000, then the panel to be jointly appointed by the parties shall consist of three mutually acceptable neutral arbitrators; otherwise, one mutually acceptable neutral arbitrator.

          11.3. Procedures; No Appeal. The arbitrator(s) shall allow such discovery as the arbitrator(s) determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable, and if reasonably practicable, within 120 days after the selection of the arbitrator(s). The arbitrator(s) shall give the parties written notice of the decision, with the reasons therefor set out, and shall have 30 days thereafter to reconsider and modify such decision if any party so requests within 10 days after the decision. Thereafter, the decision of the arbitrator(s) shall be final, binding, and nonappealable with respect to all persons, including (without limitation) persons who have failed or refused to participate in the arbitration process.

          11.4. Authority. The arbitrator(s) shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys fees and expenses in such manner as is determined to be appropriate by the arbitrator(s).

          11.5. Entry of Judgment. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having in personam and subject matter jurisdiction. Company and Buyer hereby submit to the in personam jurisdiction of the Federal and State courts in Illinois, for the purpose of confirming any such award and entering judgment thereon.

          11.6. Confidentiality. All proceedings under this Article 11, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all parties.

          11.7. Continued Performance. The fact that the dispute resolution procedures specified in this Article 11 shall have been or may be invoked shall not excuse any party from performing its obligations under this Agreement and during the pendency of any such procedure all parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement that may be available to any party and to the right of setoff provided in Section 9.4 hereof.

          11.8. Tolling. All applicable statutes of limitation shall be tolled while the procedures specified in this Article 11 are pending. The parties will take such action, if any, required to effectuate such tolling.

   12.    MISCELLANEOUS

          12.1. Disclosure Schedule. The Schedules to this Agreement have been compiled in a bound volume ("Disclosure Schedule"), executed by Company and dated and delivered to Buyer on the date of this Agreement (with a substantially complete preliminary copy thereof delivered by or on behalf of Company to Buyer at least three business days prior to the date hereof). Information set forth in the Disclosure Schedule specifically refers to the article and section of this Agreement to which such information is responsive and such information shall not be deemed to have been disclosed with respect to any other article or section of this Agreement or for any other purpose.

          12.2. Further Assurance. From time to time, at Buyer's request and without further consideration, Company and Members will execute and deliver to Buyer such documents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Buyer good, valid and marketable title to the Business and the Purchased Assets being transferred hereunder.

          12.3. Disclosures and Announcements. Both the timing and the content of all disclosure to third parties and public announcements concerning the transactions provided for in this Agreement by either Company or Buyer shall be subject to the approval of the other in all essential respects, except that Company's approval shall not be required (although Company will be given the opportunity to review) as to any statements and other information which Buyer may make pursuant to offers or sales of securities to employees or others, disclosures by Buyer deemed necessary or advisable as a result of Securities and Exchange Commission or Nasdaq Stock Market requirements, or as otherwise required by law.

          12.4.  Assignment; Parties in Interest.

               12.4.(a) Assignment. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other party. Notwithstanding the foregoing, Buyer may, without consent of Company, cause one or more subsidiaries of Buyer to carry out all or part of the transactions contemplated hereby but the same shall not relieve Buyer of liability for such subsidiaries' failure to so perform.

               12.4.(b) Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person any right or remedy under or by reason of this Agreement.

          12.5. Law Governing Agreement. This Agreement may not be modified or terminated orally, and shall be construed and interpreted according to the internal laws of the State of Wisconsin, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

          12.6. Amendment and Modification. Buyer, Company and Members may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

          12.7. Notice. All notices, requests, demands and other communications hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

               (a)    If to Buyer, to:

                      National Research Corporation
                      1033 "O" Street, 4th Floor
                      Lincoln, Nebraska  68508
                      Attention:  President and Chief Executive Officer
                      Facsimile: (402) 475-9061

                      (with a copy to)

                      Benjamin F. Garmer, III
                      Russell E. Ryba
                      Foley & Lardner
                      777 East Wisconsin Avenue
                      Milwaukee, Wisconsin  53202
                      Facsimile:  (414) 297-4900

   or to such other person or address as Buyer shall furnish to Company in writing.

               (b)    If to Company or Members, to:

                      Healthcare Research Systems, Ltd.
                      1650 Lake Shore Drive, Suite 300
                      Columbus, Ohio  43204-4895
                      Attention:  Manager and President
                      Facsimile:  (614) 487-6301

                      (with a copy to)

                      Russell M. Gertmenian
                      Bruce R. Henke
                      Vorys, Sater, Seymour and Pease LLP
                      52 East Gay Street
                      Columbus, Ohio  43215
                      Facsimile:  (614) 464-6350

   or to such other person or address as Company shall furnish to Buyer in writing.

          If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section.

          12.8. Expenses. Regardless of whether or not the transactions contemplated hereby are consummated:

               12.8.(a) Brokerage. Buyer agrees to indemnify, defend and hold harmless Company from and against all claims for brokerage commissions or finder's fees incurred through any act of Buyer in connection with the execution of this Agreement or the transactions provided for herein. Company agrees to indemnify, defend and hold harmless Buyer from and against all claims for brokerage commissions or finder's fees incurred through any act of Company in connection with the execution of this Agreement or the transactions provided for herein.

               12.8.(b) Expenses to be Paid by Company. Company shall pay, and shall indemnify, defend and hold harmless Buyer from and against, all fees and expenses of Company's legal, accounting, investment banking and other professional counsel in connection with the transactions contemplated hereby (except as otherwise provided herein with respect to the fees and expenses of KPMG Peat Marwick LLP).

               12.8.(c) Other. Except as otherwise provided herein, each of the parties shall bear its own expenses and the expenses of its counsel and other agents in connection with the transactions contemplated hereby.

               12.8.(d) Costs of Litigation or Arbitration. The parties agree that the prevailing party in any action or arbitration brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action or arbitration, including without limitation attorneys' fees and prejudgment interest.

          12.9. Entire Agreement. This Agreement, along with the other documents and instruments to be executed and delivered by either party pursuant hereto, embody the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

          12.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          12.11. Headings. The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

               IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                      NATIONAL RESEARCH CORPORATION
                      ("Buyer")

                      By:       /s/ Michael D. Hays
                                Name:  Michael D. Hays
                                Title:  President and Chief Executive Officer

                      HEALTHCARE RESEARCH SYSTEMS, LTD.
                      ("Company")

                      By:       /s/ Stephen Strasser
                                Name:
                                Title:

                      MEMBERS:


                      /s/ Stephen Strasser
                      Stephen Strasser


                      /s/ Donald Strasser
                      Donald Strasser


                      /s/ Peter Strasser
                      Peter Strasser

                      /s/ Charles L. Fabrikant
                      Charles L. Fabrikant


                      /s/ Fred C. Farkouh
                      Fred C. Farkouh


                      /s/ Charles L. Fabrikant
                      Charles L. Fabrikant, as trustee of the Scott Strasser 1995 Trust, as established under an agreement dated August 21, 1995